Exhibit 99.2


                           SHELDAHL ANNOUNCES
               EXTENSION OF EXCLUSIVE NEGOTIATIONS WITH
           INTERNATIONAL FLEX TECHNOLOGIES INC. AND COMMENTS ON
              FOURTH QUARTER AND FULL YEAR EARNINGS OUTLOOK


Northfield, MN, August 7, 2000 - Sheldahl, Inc. (NasdaqNM: SHEL) announced today that the Company and International Flex Technologies Inc. (IFT), a privately-held company headquartered in Endicott, New York, and its majority owner, Morganthaler Partners, have agreed to extend to August 21, 2000, an exclusivity agreement which was originally scheduled to terminate August 7, 2000. The parties are continuing discussions and expect to complete their respective due diligence over the next two weeks.

On June 26, 2000, the Company announced the signing of an exclusivity agreement whereby Sheldahl would acquire IFT in exchange for shares of Sheldahl's common stock. In addition, Morganthaler Partners and other potential investors proposed to infuse approximately $40 million in new capital into Sheldahl in exchange for shares of a new series of Sheldahl's convertible preferred stock.

No assurances are given as to whether an agreement will be signed or a transaction consummated. The proposal is subject to customary conditions including, among other things, negotiation of definitive agreements, completion of satisfactory due diligence, absence of material adverse change, and regulatory and other approvals, including approval by Sheldahl's shareholders.

Sheldahl also announced today that it expects earnings for its fiscal 2000 fourth quarter to be below analysts' expectations but slightly improved over last quarter and fourth quarter last year. Softer than expected sales in Sheldahl's Core Business is driving reduced expectations. Fourth quarter and full year results are expected to be released at the end of September 2000.

International Flex Technologies Inc. is a privately held company based in Endicott, New York. IFT acquired IBM Corporation's? fine-line flexible circuit business in February, 1999.

Morgenthaler is a private equity investment firm with offices in Cleveland, Ohio and Menlo Park, California, with approximately $1 billion under management.

Sheldahl is a leading producer of high-density substrates, high-quality flexible printed circuitry, and flexible laminates primarily for sale to the automotive electronics and data communications markets. The Company, which is headquartered in Northfield, Minnesota, has operations in Northfield; Longmont, Colorado; South Dakota; Toronto, Ontario, Canada; and Chihuahua, Chih., Mexico. Its sales offices are located in Detroit, Michigan; Hong Kong, China; Singapore; and Mainz, Germany. As of January 31, 2000, Sheldahl employed approximately 820 people. Sheldahl's common stock trades on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol:
SHEL. In its fiscal year ended August 27, 1999, Sheldahl reported revenues of
$122.1 million.    Sheldahl news and information can be found on the World
Wide Web at http://www.sheldahl.com


The discussion above contains statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties as described by Sheldahl's periodic filings. Actual results may differ materially depending on a variety of factors, including but not limited to the following: the achievement of Sheldahl's projected operating results, the ability of Sheldahl to successfully obtain waivers from its lenders for any defaults on its debt covenants, the achievement of efficient volume production and related sales revenue results at Longmont, the ability of Sheldahl to identify and successfully pursue other business opportunities, and Sheldahl not entering into an agreement with respect to a transaction or any such transaction not being consummated. Additional information with respect to the risks and uncertainties faced by Sheldahl may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the Company's filings with the Securities and Exchange Commission, including Sheldahl's Annual Report, Form 10-K for the fiscal year ended August 27, 1999, Forms 10-Q for the quarters ended November 26, 1999; February 25, 2000, May 26, 2000 and other SEC filings. Sheldahl does not undertake any obligation to update any such factors or to publicly announce developments or events relating to the matters described herein.